UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2018

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 6, 2018, Regional Health Properties, Inc. (the “Company”) and certain of its subsidiaries entered into a new Forbearance Agreement (the “New Forbearance Agreement”) with Pinecone Realty Partners II, LLC (“Pinecone”) pursuant to which Pinecone agreed, subject to the terms and conditions set forth in the New Forbearance Agreement, to forbear for a specified period of time from exercising its default-related rights and remedies (including the acceleration of the outstanding loans and charging interest at the specified default rate) with respect to specified events of default (the “Specified Defaults”) under the Loan Agreement, dated as of February 15, 2018 (the “Closing Date”), among the Company, certain of its subsidiaries and Pinecone (the “Loan Agreement”).

As previously reported, the Company and certain of its subsidiaries entered into a Forbearance Agreement with Pinecone with respect to the Loan Agreement on May 18, 2018 (the “Original Forbearance Agreement”). However, as previously reported, the forbearance period under the Original Forbearance Agreement terminated on July 6, 2018 because the Company did not satisfy certain conditions set forth therein.

The forbearance period under the New Forbearance Agreement is from September 6, 2018, the date on which certain conditions set forth in the New Forbearance Agreement were satisfied, to December 31, 2018, unless the forbearance period is earlier terminated as a result of specified termination events, including a default or event of default under the Loan Agreement (other than any Specified Defaults) or any failure by the Company or its subsidiaries to comply with the New Forbearance Agreement.

Pursuant to the New Forbearance Agreement, the Company and Pinecone agreed to amend certain provisions of the Loan Agreement.  Such amendments, among other things: (i) remove the restriction on prepaying the loans during the thirteen (13) month-period after the Closing Date; (ii) provide a thirty (30)-day cure period for certain events of default and a fifteen (15)-day cure period for certain failures to provide information or materials pursuant to the Loan Agreement; (iii) increase the finance fee payable on repayment or acceleration of the loans, depending on the time at which the loans are repaid; and (iv) increase the outstanding principal balance owed by (a) approximately $0.7 million to reimburse Pinecone for its accrued and unpaid expenses and to pay outstanding interest payments for prior interest periods and (b) $1.5 million as a non-refundable payment of additional interest.  During the forbearance period under the New Forbearance Agreement, the interest rate will revert from the default rate of 18.5% per annum to the ongoing rate of 13.5% per annum.

The New Forbearance Agreement amends the Loan Agreement to require the Company to hire a financial advisor (a “Financial Advisor”) and/or Chief Strategy Officer (a “CSO”) reasonably acceptable to Pinecone no later than September 13, 2018 to advise management and the Company’s board of directors on operational improvements and to assist in coordinating overall company strategy, whose engagement shall include assisting the Company to obtain one or more sources of refinancing to repay the obligations under the Loan Agreement. The New Forbearance Agreement also amends the Loan Agreement to permit the Company to substitute or replace the operators of certain of the Company’s facilities without the prior written consent of Pinecone, provided that such substitution or replacement is on commercially reasonable terms, has been approved by a Financial Advisor or the CSO, and the terms of which have been disclosed to Pinecone no later than two (2) business days prior to entry into definitive documentation and Pinecone has not objected during such time period.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 11, 2018	REGIONAL HEALTH PROPERTIES, INC.

/s/ E. Clinton Cain
E. Clinton Cain
Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Controller

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